As filed with the Securities and Exchange Commission

on September 21, 2004

Registration No. 333-32516

Registration No. 333-106411

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4

TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALCOA INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-0317820
(State of Incorporation)	(I.R.S. Employer Identification No.)

201 Isabella Street, Alcoa Corporate Center,

Pittsburgh, Pennsylvania 15212-5858

(Address of principal executive office, including zip code)

ALCOA SAVINGS PLAN FOR BARGAINING EMPLOYEES

ALCOA SAVINGS PLAN FOR NON-BARGAINING EMPLOYEES

ALCOA SAVINGS PLAN FOR SUBSIDIARY AND AFFILIATE EMPLOYEES

REYNOLDS METALS COMPANY SAVINGS PLAN FOR HOURLY EMPLOYEES

(Full Title of Plans)

Lawrence R. Purtell

Executive Vice President and General Counsel

390 Park Avenue,

New York, New York 10022-4608

(Name and address of agent for service)

Telephone number of agent for service (212) 836-2650

EXPLANATORY NOTE

Effective November 1, 2003, the Alumax Inc. Thrift Plan for Collectively Bargained Employees was merged with and into the Alcoa Savings Plan for Bargaining Employees. Effective November 1, 2003, the Alumax Inc. Thrift Plan for Salaried Employees and the Alumax Inc. Thrift Plan for Hourly Employees were merged with and into the Alcoa Savings Plan for Non-Bargaining Employees, and immediately thereafter selected employee populations were transferred to the Alcoa Savings Plan for Subsidiary and Affiliate Employees. The Alumax Thrift Plan for Collectively Bargained Employees, the Alumax Inc. Thrift Plan for Salaried Employees and the Alumax Inc. Thrift Plan for Hourly Employees are referred to herein collectively as the “Alumax Thrift Plans.”

As a result of these transactions, the offering of Alcoa Inc. common stock, par value $1.00 per share (“Common Stock”), and plan interests under each of the Alumax Thrift Plans terminated.

Post–Effective Amendment No. 3 to Registration Statement on Form S-8 (File No. 333-32516) and Registration Statement on Form S-8 (File No. 333-106411) (the “Registration Statements”) deleted the Alumax Thrift Plans from the Registration Statements and reallocated to the Alcoa Savings Plan for Non-Bargaining Employees 6,910 shares of Common Stock that remained unsold at the termination of the offering under the Alumax Thrift Plans.

An additional 8,545 shares of Common Stock remained unsold at the termination of the offering under the Alumax Thrift Plans.

This Amendment No. 4 incorporates by reference the contents of the Registration Statements, each to the extent not modified by this Amendment No. 4. This Amendment No. 4 to the Registration Statements is being filed to (1) reallocate to the Reynolds Metals Company Savings Plan for Hourly Employees 7,628 shares of Common Stock that remained unsold at the termination of the offering under the Alumax Thrift Plans and (2) reallocate to the Alcoa Savings Plan for Non-Bargaining Employees 917 shares of Common Stock that remained unsold at the termination of the offering under the Alumax Thrift Plans.

With this filing, the following plans (the “Plans”) are covered by these Registration Statements, each with the respective number of shares allocated from the aggregate amount originally registered under Registration Statement No. 333-32516 and Registration Statement No. 333-106411, as adjusted for the 2-for-1 stock split effective June 9, 2000, and for the reallocation of shares by this Amendment No. 4:

Plan Name	Post-Split Shares As Reallocated
Alcoa Savings Plan for Bargaining Employees	4,860,000
Alcoa Savings Plan for Non-Bargaining Employees	14,604,327
Alcoa Savings Plan for Subsidiary and Affiliate Employees	4,000,000
Reynolds Metals Company Savings Plan for Hourly Employees	97,628

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission (SEC) allows Alcoa to “incorporate by reference” in this Amendment No. 4 to the Registration Statements the information in the documents that it files with the SEC, which means that Alcoa can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Amendment No. 4 to the Registration Statements, and information in documents that Alcoa files later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this Amendment No. 4 to the Registration Statements. Alcoa incorporates by reference in this Amendment No. 4 to the Registration Statements the documents listed below and any future filings that it or the Plans may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until all of the securities that may be offered by the Registration Statements are sold, except that Alcoa is not incorporating by reference any information that is not deemed to be filed under those sections.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004 and June 30, 2004;

•	Current Reports on Form 8-K filed on April 8, 2004, September 9, 2004 and September 13, 2004; and

•	Annual Reports on Form 11-K of the Plans for the most recent fiscal year.

Alcoa will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for copies should be addressed to:

Alcoa Inc.

Attention: Investor Relations

390 Park Avenue

New York, New York 10022-4608

Telephone: (212) 836-2674

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Incorporated by reference to Registration Statement No. 333-32516 and Registration Statement No. 333-106411.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article V of the By-laws of Alcoa provides that Alcoa shall indemnify, under specified circumstances, persons who were or are directors, officers or employees of Alcoa or who served or serve other business entities at the request of Alcoa. Under these By-law provisions, a person who is wholly successful in defending a claim will be indemnified for any reasonable expenses. To the extent a person is not successful in defending a claim, reasonable expenses of the defense and any liability incurred are to be indemnified under these provisions only where independent legal counsel or other disinterested person selected by the Board of Directors determines that such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Alcoa, and in addition with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct of such person was unlawful. Any expense incurred with respect to any claim may be advanced by Alcoa if the recipient agrees to repay such amount if it is ultimately determined that such recipient is not to be indemnified pursuant to Article V.

The foregoing By-law provisions generally parallel Sections 1741 and 1745 of the Pennsylvania Business Corporation Law (“BCL”). Section 1746 and the By-laws both also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

Section 1746 of the BCL and the By-laws provide for increased indemnification protections for directors, officers and others. Indemnification may be provided by Pennsylvania corporations in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1713 of the BCL also sets forth a framework whereby Pennsylvania corporations, with the approval of the shareholders, may limit the personal liability of directors for monetary damages except where the act or omission giving rise to a claim constitutes self-dealing, willful misconduct or recklessness. The section does not apply to a director’s responsibility or liability under a criminal or tax statute and may not apply to liability under Federal statutes, such as the Federal securities laws.

Alcoa’s Articles and By-laws were amended by the shareholders to implement the increased protections made available to directors under the BCL as described in the preceding paragraph. Article VIII of the By-laws provides that, except as prohibited by law, every director of Alcoa shall be entitled as of right to be indemnified by Alcoa for expenses and any and all liability paid or incurred by such person by reason of such person being or having been a director of Alcoa. Expenses incurred with respect to any claim may be advanced by Alcoa, subject to certain exceptions. The shareholders have also approved a form of indemnity agreement. Alcoa has entered into such an indemnity agreement with each of its current directors.

Alcoa has purchased a one-year liability insurance policy with an aggregate limit of $175 million, with certain specified deductible amounts, for liability of directors and officers and reimbursement to Alcoa for indemnification provided to directors and officers. The policy has an expiration date of October 1, 2004 and provides liability insurance and reimbursement coverage for Alcoa, and its directors and officers that is permitted by the laws of Pennsylvania referred to above.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description

(4)(a)	Articles of Incorporation of Alcoa, as amended (incorporated by reference to Exhibit 3(a) to Alcoa’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).

(4)(b)	By-laws of Alcoa, as amended*

(5)(a)	Opinion of Denis A. Demblowski*

(5)(b)	Opinion of Thomas F. Seligson*

(15)	Letter regarding unaudited interim financial information.

(23)(a)	Consent of PricewaterhouseCoopers LLP.

(23)(b)	Consent of Counsel (included as part of Exhibits 5(a) and 5(b))*

*	Filed previously

ITEM 9.	UNDERTAKINGS

Incorporated by reference to Registration Statement No. 333-32516 and Registration Statement No. 333-106411.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933 and the provisions of Rule 478 of the Securities and Exchange Commission promulgated thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 4 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on this 21st day of September 2004.

ALCOA INC.

By	/s/ Lawrence R. Purtell
Lawrence R. Purtell Executive Vice President and General Counsel (Agent for Service named in the Registration Statement)

The Plans. Pursuant to the requirements of the Securities Act of 1933, the Benefits Management Committee has duly caused this Post-Effective Amendment No. 4 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on this 21st day of September 2004.

Alcoa Inc. Benefits Management Committee

By:	/s/ Richard B. Kelson
Richard B. Kelson, Member

By:	/s/ A. Hamish Petrie
A. Hamish Petrie, Member

By:	/s/ William B. Plummer
William B. Plummer, Member

INDEX TO EXHIBITS

Exhibit Number	Description

(4)(a)	Articles of Incorporation of Alcoa, as amended (incorporated by reference to Exhibit 3(a) to Alcoa’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).

(4)(b)	By-laws of Alcoa, as amended*

(5)(a)	Opinion of Denis A. Demblowski*

(5)(b)	Opinion of Thomas F. Seligson*

(15)	Letter regarding unaudited interim financial information.

(23)(a)	Consent of PricewaterhouseCoopers LLP.

(23)(b)	Consent of Counsel (included as part of Exhibits 5(a) and 5(b))*

*	Filed previously